Exhibit 10.1

OPTION TO PURCHASE AGREEMENT
ATHENA SILVER CORPORATION

THIS OPTION TO PURCHASE AGREEMENT (this “Agreement”) is made as of the 21st day of December, 2020

AMONG:

STRONGHOLD SILVER USA CORP., having an address at 312 E. Barioni Blvd. Imperial CA 92251

(the “Optionee”)

AND:

ATHENA SILVER CORPORATION., having an address at 2010A Harbison Dr., #312, Vacaville, CA 956871

(“Athena Silver”)

AND:

ATHENA MINERALS INC., having an address at 2010A Harbison Dr., #312, Vacaville, CA 956871

(“Athena Minerals” and together, with Athena Silver, the “Optionor”)

WHEREAS:

A.                 Athena Minerals is a wholly-owned subsidiary of Athena Silver;

B.                 Athena Minerals is the sole registered and beneficial owner of 100% of the right, title, and interest in and to certain mineral claims listed in Schedule “A” to this Agreement (the “Property”);

C.                 The Optionee and Athena Silver entered into a letter of intent dated October 22, 2020 (the “LOI”) setting forth the terms and conditions on which the Optionee proposed to acquire a 100% undivided right, title, ownership and beneficial interest in and to the Property (subject to the exclusion of one or more of the mineral claims at the Optionee’s sole discretion), free and clear of any Encumbrance save and except for the Royalty (as defined herein) and Permitted Encumbrances (as defined herein) listed in Schedule “C” of this Agreement (the “Option”); and

D.                 The parties now wish to enter into this Agreement as the definitive “Option to Purchase Agreement” as contemplated by the LOI.

THIS AGREEMENT WITNESSES that, in consideration of the mutual agreements set forth in this Agreement, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Athena Silver, Athena Minerals and the Optionee (each, a “Party” and, together, the “Parties”) hereby agree as follows:

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Article 1
DEFINITIONS AND INTERPRETATIONS

1.1               Definitions

The following terms will have the following meanings in this Agreement, unless the context otherwise expressly requires:

“Affiliate” means any Person which, directly or indirectly, controls, is controlled by, or is under common control with, a Person;

“Assets” means:

(a)	the right, title and interest of the Optionor in and to the Property,

(b)	any Exploratory Data (as defined herein), maps, drill core, samples, assays, geological and other technical reports, studies, designs, plans and financial or other records or intellectual property (whether in tangible or electronic form) related to the Property in the possession or under the control of the Optionor as at the Closing Date or thereafter acquired by any Party or its Affiliates with respect to the Property, and

(c)	any exploration tools, plant, supplies and equipment acquired after the Closing Date for or in connection with the Property by a Party or its Affiliates, if the costs of any such acquisition are included in Expenditures (as defined herein) made under this Agreement;

“Business Day” means any day other than a Saturday, Sunday or a public or statutory holiday in the Province of British Columbia or the State of California;

“Claim” means any claim, action, damage, loss (including loss arising from a withheld or abated payment under this Agreement), liability, cost, charge, expense, payment or demand of any nature, whether present or future, fixed or unascertained, actual or contingent, and whether at law, in equity, under statute, contract or otherwise;

“Closing” means the closing of the grant of the Option;

“Closing Date” means the date of execution of this Agreement;

“Commercial Production” means the operation of all or part of the Property as a producing mine, and will be deemed to have commenced: (i) if a concentrator is located within the Property, the first day of the month following the first fifteen (15) consecutive Business Days during which Minerals have been extracted from any portion of the Property on a commercial basis and on a sustained and continuous rate of not less than 70% of the initial rated process plant capacity of such concentrator, as specified in a prefeasibility study to be procured on the Property, or (ii) if no concentrator is located within the Property, the last day of the first period of fifteen (15) consecutive Business Days during which Minerals have been shipped from the Property on a reasonably regular basis for the purpose of earning revenues. Mining operations related to bulk sampling or any milling for the purpose of testing or milling by a pilot plant shall not be included in the determination of whether or not Commercial Production has been achieved;

“Earned Interest” means an undivided 100% right, title, ownership and beneficial interest in and to the Property excepting the Permitted Encumbrances;

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“Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, option, license or license fee, royalty, production payment, restrictive covenant or other encumbrance of any nature, or any agreement to give or create any of the foregoing;

“Environmental Laws” means all requirements of the common law, civil code or of environmental, health or safety statutes of any Governmental Authority, including, but not limited to, those relating to: (a) noise, (b) pollution or protection of the air, surface water, ground water or land, (c) pollution or protection of the air, surface water, ground water or land, (d) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, (e) exposure to hazardous or toxic substances, or (f) the closure, decommissioning, dismantling, or abandonment of any facilities, mines or workings and the reclamation or restoration of lands;

“Force Majeure” means, other than as a consequence of the negligence or default of a Party, an event or cause which is beyond the control of the Party claiming force majeure, not able to be overcome by the exercise of reasonable care, proper precautions and the consideration of reasonable alternatives with the intention of avoiding the effects of the force majeure by that Party, and which could not have been reasonably foreseen, including (subject to satisfying the requirements of the foregoing):

(a)	an act of God, including a pandemic,

(b)	earthquakes, cyclones, fires, floods, blizzards or whiteouts,

(c)	explosions, acts of war, acts of public enemies or terrorist acts,

(d)	shortages of labour or strikes, interference of trade unions, lockout, secondary boycott, or other labour difficulties (without regard to whether such difficulties can be resolved by acceding to the demands of the union),

(e)	non-availability of materials or transportation, and

(f)	injunctions, laws, rules, regulations, orders or policies of any Governmental Authority or First Nation that cause Operations to materially cease or that would effectively prohibit Operations from being conducted on the Property, or the discharge by the Parties of their respective obligations hereunder, but does not include economic hardship, lack of money or credit, the state of financial markets or the inability to pay any sum of money;

“Governmental Authority” means any federal, state, regional, municipal or local government or authority, quasi-government authority, fiscal or judicial body, government or self-regulatory organization, commission, board, tribunal, organization, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing having jurisdiction or authority over the Parties or the subject matter of this Agreement;

“Mineral Rights” means any permit, claim, license, lease, concession, tenement, mineral disposition, mineral lease or other form of title or tenure, and any other right (including the right of entry to or the right to work upon lands), whether contractual, statutory or otherwise, which among other things, allows or permits a Person to explore for, develop, mine, extract, sell or otherwise dispose of, Minerals;

“Minerals” means all ores, solutions and concentrates, and metals derived therefrom, containing precious, base or industrial minerals (including gems and uranium) which are found in, on or under the Property and may lawfully be explored for, mined and sold under the Mineral Rights and other instruments of title under which the Property is held and as set forth in Schedule “B” to this Agreement;

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“Operations” means every kind of work done, or activity performed by or on behalf of the Optionee on or in respect of the Property, including investigating, prospecting, exploring, analyzing, property maintenance, sampling, assaying, preparation of reports, estimates and studies (including feasibility studies), filing assessment work, surveying, rehabilitation, reclamation and environmental protection, and any management and administration necessary to conduct the foregoing work or activities;

“Option” has the meaning given to it in Recital C to this Agreement;

“Other Rights” means any interest in real property, whether freehold, leasehold, license, right of-way, easement, any other surface or other right in relation to real property, and any right, license or permit in relation to the use or diversion of water, but excluding any Mineral Rights;

“Permitted Encumbrances” means those encumbrances listed in Schedule “C” to this Agreement;

“Person” is to be construed broadly and includes any natural person, corporation, joint venture, partnership, limited liability partnership, limited partnership, limited liability limited partnership, limited liability company, trust, estate, business trust, association, Governmental Authority or other entity;

“Personnel” means, in relation to a Party, any of its, or its Affiliates’, directors, officers, employees, agents, consultants, invitees, subcontractors and representatives involved, either directly or indirectly, in the performance of the Party’s obligations under this Agreement;

“Property” means the Mineral Rights and Other Rights, if any, including those described in Schedule “A” to this Agreement (subject to the exclusion of one or more of the mineral claims at the Optionee’s sole discretion), together with any present or future renewal, extension, modification, substitution, amalgamation or variation of any of those Mineral Rights or Other Rights that derive directly from those Mineral Rights or Other Rights (whether granting or conferring the same, similar or any greater rights and whether extending over the same or a greater or lesser domain); and

“Royalty” means a 1.0% net smelter return royalty of all proceeds received from the sale of concentrates, precipitates or metals produced from ores mined, extracted or taken from from the Property, all as described in further detail in Schedule “B” to this Agreement, to be granted by the Optionee to the Optionor upon the exercise of the Option, as described in further detail in Schedule “D” to this Agreement.

1.2               Interpretation

Unless the context otherwise expressly requires, in this Agreement:

(a)	the singular includes the plural and vice versa;

(b)	a gender includes all genders;

(c)	if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)	references to”$” are to the currency of the United States;

(e)	the word “including” means “including without limitation”, and “include” and “includes” will be construed similarly, and the word “or” means “and/or”;

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(f)	headings and the table of contents are for convenience only and do not form part of this Agreement or affect its interpretation;

(g)	a provision of this Agreement will not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of this Agreement or the inclusion of the provision in this Agreement;

(h)	if an act is prescribed to be done on a specified day which is not a Business Day, it will be done instead on the next Business Day;

(i)	where the phrase “to the best of the knowledge of” or similar expressions are used, it is a requirement that the Person in respect of whom the phrase is used will have made the enquiries that are reasonably necessary to enable that Person to make the statement or disclosure; and

(j)	the schedules attached hereto form part of this Agreement.

Article 2
OPTION

2.1               Grant of Option

Upon and subject to the terms of this Agreement, the Optionor hereby grants the Optionee the sole and exclusive right and option to acquire a 100% Earned Interest in the Property, free and clear of any Encumbrance from the date of this Agreement until December 21, 2025 (the “Term”).

2.2               Payment

The aggregate purchase price for the exercise of the Option (the “Purchase Price”) may be payable at any time during the Term and will be $1,000,000 payable in cash.

2.3               Good Standing and Exercise of Option

(a)	To maintain the Option in good standing, the Optionee will incur the following payments:

(i)	$15,000 on the Closing Date;

(ii)	$25,000 on each anniversary date of the Closing Date;

(iii)	all real estate taxes, BLM fees and assessments payable to a Governmental Authority which are related directly to the Property (the “Expenditures”) as they become due in the ordinary course, notice of which must be provided in writing to Optionee by Optionor in writing at least 30 days before the due date of the Expenditure; and

(iv)	All option payments made to the Optionor from the date of this agreement during the twenty-four (24) month period prior to the exercise of the option will be applied and credited against the Purchase Price of $1,000,000 on or before December 21, 2025.

(b)	If any payment is unpaid by the Optionee for 30 Business Days or more past the due date, the Optionor will have the right, but not the obligation, to cancel the Option effective 30 Business Days following written notice to the Optionee.

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(c)	At any time during the Term, the Optionee may deliver to the Optionor the Purchase Price and notice confirming payment of the Purchase Price (an “Option Exercise Notice”). Optionee shall tender the Purchase Price to the following account:

Account Name:	Athena Silver Corporation, Box 114, 60 Sea Walk, The Sea Ranch, CA 95497

Account Number:	2500 10121

Routing Number:	121 100 782

Bank:	Bank of the West, 330 Davis Street, Vacaville, CA 95688

Upon confirmed receipt by the Optionor, the Option will be deemed to be exercised and 100% of the Earned Interest will automatically vest in the Optionee or its designated Affiliate (as the case may be), and the Optionor will promptly initiate and complete a conveyance of the Property in the name of the Optionee or its designated Affiliate (as the case may be) by way of grant deed with respect to the Patented Mining Claims listed in Schedule “A” to this Agreement that the Optionee has agreed to acquire, all in accordance with applicable law.

(d)	Notwithstanding the provisions of Section 2.3(b), if at the time of exercise of the Option, there is a shortfall on the amount of Expenditures incurred, the Optionee may pay any such shortfall and satisfy the Option by making a payment in funds to the Optionor of an amount equal to the amount of Expenditures required to be incurred, less the amount of Expenditures actually incurred by the Optionee up to such date.

2.4               Transfer Costs

In the event that the Option is exercised, the Optionee will pay all reasonable costs and expenses directly incurred with respect to the transfer to the Optionee or its designated Affiliate (as the case may be), including transfer taxes and recording charges. If the Optionee determines it is necessary to implement title insurance of escrow on the Property, the Optionee will be solely responsible for all fees, charges, costs and expenses.

Article 3
ROYALTY

3.1               Royalty

(a)	Concurrently with the exercise of the Option, the Parties will enter into a royalty agreement as set forth in Schedule “D” whereby the Optionee will grant the Royalty to the Optionor with respect to production of all Minerals from the Property, as described in Schedule “B”.

(b)	Regardless of whether the Parties enter into the royalty agreement contemplated in Section 3.1(a), upon the vesting of the Optionee’s 100% Earned Interest, the Optionee will be deemed to have granted the Royalty to the Optionor. The Royalty shall comprise an interest in real property that shall run with and form part of the Property and shall bind the successors and assigns of the Optionee. The Royalty shall attach to any amendments, relocations or conversions of any mining claims or leases comprising the Property, or to any renewals or extensions of leases, and to any Mineral Rights acquired by the Optionee and any Affiliates in lands embraced within the Property within one year after the loss or relinquishment of any mining claim or lease comprising the Property.

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Article 4
REPRESENTATIONS AND WARRANTIES

4.1               Mutual Representations and Warranties

Each Party represents and warrants to the other Party that, except as provided in this Agreement:

(c)	this Agreement has been duly executed and delivered by it or him and constitutes a legal, valid and binding obligation of it or him enforceable in accordance with its terms by appropriate legal remedy, subject to laws generally affecting creditors’ rights and to principles of equity;

(d)	the execution, delivery and performance of this Agreement by it or him does not and will not (with or without the lapse of time, the giving of notice or both) contravene, conflict with or result in a breach of or default under its constating documents, any material term or provision of any undertaking, agreement, deed or security arrangement, or any writ, order, injunction, judgment, law, rule or regulation to which it is a party or is subject, or by which it or he or any of its property is bound;

(e)	no litigation, arbitration, mediation, conciliation or administrative proceedings are taking place, pending or, to the best of its knowledge, threatened against it which, if adversely decided, could, in the reasonable opinion of the Party, have a material adverse effect on the Party’s business, assets or financial condition such as to materially impair its ability to perform its obligations under this Agreement;

(f)	no liquidator, trustee in bankruptcy, receiver, receiver manager or other external administrator is currently appointed in relation to it or him or any of its or his property;

(g)	to the best of its or his knowledge, there are no facts, matters or circumstances which give any Person the right to appoint or to apply to appoint (as the case may be) a liquidator, trustee in bankruptcy, receiver, receiver manager or other external administrator to it or any of its property.

4.2               Optionee’s Representations and Warranties

The Optionee represents and warrants to the Optionor that:

(a)	it is not aware of any fact or circumstance which has not been disclosed to the Optionor which should be disclosed in order to prevent the representations and warranties in this section from being misleading or which are material to grant the Option to the Optionee.

4.3               Optionor’s Representations and Warranties

The Optionor makes the following representations and warranties to the Optionee:

(a)	Athena Minerals is the sole registered and beneficial owner of a 100% undivided interest in the Property except for the Permitted Encumbrances;

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(b)	all of the Mineral Rights comprising the Property have been validly and properly recorded in accordance with the laws in which the Property is located and there are no disputes threatened, or now existing, of which it is aware as to title to, the recording of, those Mineral Rights;

(c)	the Property and Athena Mineral’s interest in the Property are free and clear of any Encumbrance except for the Permitted Encumbrances;

(d)	Personnel have conducted all activities on or in respect of the Property in compliance with, and to the best of his knowledge, all conditions on the Property are in compliance with, all applicable statutes, regulations, by-laws, laws, orders and judgments, and all directives, rules, consents, permits, orders, guidelines, approvals and policies, of any applicable Governmental Authority;

(e)	there are no adverse Claims against, or to the ownership of, or title to, the Property or any challenge to its right, title or interest in the Property, nor, to the best of its knowledge, is there any basis for any potential or future claims except for the Permitted Encumbrances;

(f)	the Mineral Rights and Other Rights comprising the Property are fully and accurately described in Schedule “A”, and there are no other Mineral Rights or Other Rights that would properly be considered part of the Property;

(g)	to the knowledge of the Optionor, there have been no past violations of any Environmental Laws or other laws affecting or pertaining to any of the Property, nor any past creation of damage or threatened damage to the air, soil, surface waters, ground water, flora, fauna or other natural resources on or about the Property;

(h)	to the knowledge of the Optionor, no hazardous materials or other materials used in or generated by the use of the Property have been or are currently placed, used, stored, treated, manufactured, disposed of, released, discharged, spilled or emitted on or from the Property in material violation of any Environmental Laws;

(i)	there is no agreement or consent order to which the Optionor is a party relating to any environmental matter relating to the Property and no such agreement is necessary for continued compliance with Environmental Laws;

(j)	it has not received any inquiry or notice of a pending investigation from any Governmental Authority or notice of any administrative or judicial proceeding concerning the violation of any laws, including Environmental Laws, relating to the Property;

(k)	it has not received any notice of expropriation of all or any of the Property nor does the Optionor have knowledge of any expropriation proceeding pending or threatened against or affecting the Property, nor of any discussions or negotiations which could lead to any such expropriation; and

(l)	it is not aware of any material fact or circumstance which has not been disclosed to the Optionee which should be disclosed in order to prevent the representations and warranties in this section from being misleading or which may be material to the Optionee’s decision to enter into this Agreement and acquire an interest in the Property.

4.4               Survival of Representations and Warranties

The representations and warranties set out in this Article 4 will be treated as being in force and be binding upon each Party as at the Closing Date and each Party will immediately notify the other Party if any of its representations and warranties set out in this Article 4 are not true and correct in any material respect at any time prior to the Closing. The representations and warranties set out in this Article 4 will survive the Closing for a period of five years.

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4.5               Indemnity

(a)	Each Party agrees to indemnify the other Party from and against any Claim which the other Party suffers, sustains or incurs arising out of or in connection with the:

(i)	material breach of any representation or warranty given or made by a Party under this Agreement; or

(ii)	material breach of, or failure by, a Party or its Personnel to perform any covenant or obligation of that Party under this Agreement.

(b)	It is not necessary for a Party to incur expense or make payment before enforcing a right of indemnity conferred by this Agreement.

Article 5
OPTIONEE RIGHTS AND OBLIGATIONS

5.1               Operator

The Optionee will be the operator responsible for carrying out the Operations until the termination of this Agreement.

5.2               Third Party Operator

Except for an Affiliate of the Optionee, no other Person may be retained to carry out the Optionee’s duties as operator unless such Person agrees in writing to be bound by all of the same duties and obligations imposed on the Optionee as operator under this Agreement.

5.3               Rights of Operator

During the term of this Agreement, the Optionee, as operator, will have:

(a)	full physical possession of the Assets and all powers and authorities necessary or desirable to enable it to carry out or procure the carrying out of all Operations; and

(b)	without limiting Section 5.3(a), the sole and exclusive right to:

(i)	enter in, under or upon the Property and to conduct the Operations and related activities on the Property;

(ii)	exclusive and quiet possession of the Property;

(iii)	build access roads, drill pads and temporary structures upon the surface of the Property for use by the Optionee and its Personnel;

(iv)	carry out surface and underground exploration on the Property for Minerals, including, without limitation, conducting geological, geochemical and geophysical surveys and drilling programs, and collecting bulk samples for metallurgical test work;

(v)	use any Other Rights, if any, and make application for any such Other Rights as may be required in the circumstances;

(vi)	apply for and hold all permits, licenses and other approvals deemed necessary or appropriate by the Optionee in connection with the conduct of exploration activities;

(vii)	bring upon and erect upon the Property such buildings, plant, machinery and equipment as it may deem advisable;

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(viii)	remove from the Property and dispose of, reasonable quantities of Minerals for the purpose of obtaining assays or making other tests; and

(ix)	do such prospecting, exploration, development or other mining work on and under the Property as it may deem necessary or desirable.

5.4               Operator’s Obligations

During the term of this Agreement, the Optionee, as operator, will:

(a)	conduct all Operations in a manner consistent with good exploration, engineering and mining practice and in compliance in all material respects with any applicable laws, rules, orders and regulations, including the carrying and maintaining of liability insurance on employees, all laws and regulations regarding reclamation, protection of the environment or human health, and applicable Environmental Laws with respect to the Property;

(b)	maintain the Property in good standing as required by applicable laws, including by payment of taxes or other charges, the doing and filing of all necessary work, as assessment work or otherwise, including the payment of annual mining claim maintenance fees, and the doing of all other acts and things, and making of all other payments, as may be necessary in that regard;

(c)	acquire all federal, state, and local permits required for the Operations;

(d)	be responsible for reclamation of those areas disturbed by the Optionee’s activities and will post any operating and reclamation bonds required by regulatory agencies for work on the Property;

(e)	keep the Property free and clear of all Encumbrances (except liens for taxes not yet due, other inchoate liens and liens contested in good faith by the Optionee) and to proceed with all diligence to contest and discharge any such Encumbrance that is filed;

(f)	on 14 days’ prior notice by the Optionor and at the Optionor’s sole risk and expense, permit any Personnel of the Optionor access to the Property at all reasonable times for the purpose of inspecting the work being done by the Optionee, provided that such inspection does not unduly interfere with any work being carried out by or on behalf of the Optionee, and further provided that the Optionor’s Personnel shall comply with all applicable safety regulations and policies during such inspection, and the Optionor shall indemnify and save harmless the Optionee from any Claim arising in connection with such inspection that is the direct result of action of Personnel of the Optionor;

(g)	on 14 days’ prior notice by the Optionor, permit the Optionor access to all data, reports or results generated with respect to the exploration and development of the Property;

(h)	deliver to the Optionor, on an annual basis, reports with respect to the exploration and development of the Property, and all factual maps, reports, assay results and other factual data and documentation relating to the Operations. The Optionor will be entitled to audit any Expenditures incurred by the Optionee as set out in the annual reports at the Optionor’s sole expense; and

(i)	provide prompt notice to the Optionor of any notice received from a third party or regulatory agency.

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5.5               Reclamation

The Optionee will be responsible for reclamation of all disturbances caused by any of the Operations, and to the extent possible, the Optionee will conduct reclamation concurrently with any such disturbance. Notwithstanding any termination of this Agreement, the Optionee agrees to undertake reclamation and closure monitoring of the Property to the extent required by all applicable laws and permits.

5.6               Participation in Consultation

The Parties agree that, during the term of this Agreement, the Optionor will be entitled, at all times, to participate in any and all scheduled discussions and consultation with any First Nations with respect to any matters pertaining to the Property, including the permitting thereof.

5.7               Indemnity of the Optionor

The Optionee will indemnify the Optionor and its Personnel from and against any Claim made or brought by any Person against the Optionor or their Personnel (a “Non-Party Claim”) which arises as a consequence of:

(a)	any act or omission of the Optionee or its Personnel in the performance of the Operations; or

(b)	the breach of, or failure to comply with, any applicable law by the Optionee or its Personnel in the performance or purported performance of the Operations.

Notwithstanding the foregoing, the Optionee will not be required to indemnify the Optionor with respect to any Claims arising a misrepresentation or breach of this Agreement by the Optionor or from environmental matters related to the Property which predate the Closing Date or which otherwise arise as a result of the Optionor’s actions.

5.8               Indemnity of the Optionee

The Optionor will indemnify and save the Optionee harmless from and against any Claim suffered or incurred by the Optionee arising directly or indirectly from any operations or activities conducted in or on the Property, whether by the Optionor or others, prior to the date of execution of this Agreement.

5.9               Obligation to Inform

During the term of this Agreement, each Party will, and will cause its Affiliates to:

(a)	promptly deliver to the other Party any notice, demand or other material communication relating to any of the Assets that it or any of its Affiliates receive; and

(b)	obtain the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed) to the sending by it or its Affiliates of any notice, demand or other material communication relating to any of the Assets to any Person, including any adjacent property owner or any Governmental Authority.

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Article 6
TITLE

6.1               Registered Title

The Optionor will remain the registered and beneficial holder of all of the Mineral Rights and Other Rights comprising the Property until the exercise of the Option, at which time the Property will be registered in the name of the Optionee in accordance with this Agreement.

6.2               No Encumbrance

Except as provided in this Agreement and the Permitted Encumbrances, after the Closing Date, the Optionor will not deal or attempt to deal with its right, title and interest in or to the Assets or its rights under this Agreement, and will not cause or allow any Encumbrance to be given or granted in, in respect of, or over its right, title and interest in or to the Assets.

6.3               No Abandonment

Neither Party will abandon, surrender or permit the expiration or transfer of any of the Mineral Rights or the Other Rights comprising the Property without the prior written consent of the other Party.

Article 7
ASSIGNMENT

7.1               Limitations on Assignments

This Agreement may be assigned by the Optionee in whole or in part provided that any proposed assignee agrees to be bound by the terms of this Agreement.

Article 8
FORCE MAJEURE

8.1               Notice of Force Majeure

Subject to Section 8.4, a Party will not be liable for any delay or failure to perform any of its obligations under this Agreement if, as soon as reasonably possible after the beginning of the Force Majeure affecting the ability of the Party to perform any of its obligations under this Agreement, it gives notice to the other Party in accordance with Section 8.2 and otherwise complies with the provisions of this Article 8.

8.2               Force Majeure Notice

A notice given under Section 8.1 will:

(a)	specify the obligations the Party cannot perform;

(b)	fully describe the Force Majeure;

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(c)	estimate the time during which the Force Majeure is expected to continue; and

(d)	specify the measures proposed to be adopted to remedy or abate the Force Majeure.

8.3               Obligation to Remedy and Mitigate

The Party that is prevented from carrying out its obligations under this Agreement as a result of Force Majeure will:

(a)	remedy the Force Majeure to the extent reasonably possible and resume performance of its obligations as soon as reasonably practicable;

(b)	take all action reasonably practicable to mitigate any liability suffered by the other Party as a result of its failure to carry out its obligations under this Agreement; and

(c)	provide regular updates as to the efforts made to remove the cause of the Force Majeure.

Despite the foregoing, nothing in this Section 8.3 will require the Party that is prevented from performing its obligations under this Agreement as a result of Force Majeure to resolve or compromise any labour dispute or to question or to test the validity of any law, rule, regulation or order of any Governmental Authority or to perform its obligations under this Agreement if a Force Majeure renders performance impossible.

8.4               Effect of Force Majeure on Time and Payment

(a)	In the event of a Force Majeure, any time period provided for in this Agreement will be extended by a period equivalent to the period of delay or such longer period as is reasonable in the circumstances.

(b)	If at any time before the exercise of the Option by the Optionee a Force Majeure arises, then, from the date that the Force Majeure arises until the Force Majeure is remedied or abates, the Optionee will, subject to Sections 8.4(c) and 8.4(d), not be obliged to incur any Expenditures or make any payments set out in Section 2.3(b) of this Agreement. Notwithstanding the foregoing, during the period of a Force Majeure, the Optionee will make such Expenditures as is necessary to pay any maintenance, rental, holding fee, or other payment required to maintain the Property in good standing.

(c)	If at any time before the exercise of the Option by the Optionee, a Force Majeure arises, and if the Force Majeure is remedied or abates at any time before the expiration of one year from the date on which the Force Majeure first arose, then, in order to keep the Option in good standing, subject to Section 8.4(a), the Optionee will incur the Expenditures and make the payments in accordance with Section 2.3(b) of this Agreement that, but for the Force Majeure, the Optionee would have been required to incur under this Agreement.

(d)	If at any time before the exercise of the Option by the Optionee, a Force Majeure arises, and if the Force Majeure does not remedy or abate at any time by the expiration of one year from the date on which the Force Majeure first arose, then the Optionee will, within 60 Business Days after the expiration of one year from the date on which the Force Majeure first arose, by notice in writing to the Optionor, elect to either:

(i)	terminate this Agreement; or

(ii)	not terminate this Agreement, in which case the Optionee will still be required to incur the payments set forth in Section 2.3(b) that, but for the Force Majeure, the Optionee would have been required to incur under this Agreement.

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(e)	If the Optionee elects not to terminate this Agreement under Section 8.4(d)(ii), then the Optionee will not be required to incur any Expenditures or make any payments set forth in Section 2.3(b) that, but for the Force Majeure, the Optionee would have been required to incur under this Agreement until such time as the Force Majeure is remedied or abates. If the Force Majeure is subsequently remedied or abates then, subject to Section 8.4(a), the Optionee will incur the Expenditures or make any payments set forth in Section 2.3(b) that, but for the Force Majeure, the Optionee would have been required to incur under this Agreement during the period of Force Majeure. Notwithstanding the foregoing, during the period of a Force Majeure, the Optionee will make such Expenditures as are necessary to pay any maintenance, rental, holding fee, or other payment required to maintain the Property in good standing.

Article 9
TERMINATION AND REMEDIES

9.1               Optionee’s Election to Terminate Without Cause

The Optionee may elect to terminate this Agreement by delivering 30 days’ notice to that effect to the Optionor, provided that the Optionor will be entitled to retain any payments received by the Optionor in accordance with Section 2.3 of this Agreement prior to such notice of termination.

9.2               Events of Default

A Party may terminate this Agreement by notice in writing to the other Party if:

(a)	the other Party (the “Defaulting Party”) commits a material breach of any provision of this Agreement, and:

(i)	the breach is incapable of remedy, or

(ii)	the breach is capable of remedy and:

A.	the Party has given notice to the Defaulting Party specifying the breach and requesting that it be remedied, and

B.	the Defaulting Party has failed to take reasonable steps to commence rectifying that breach (or overcome its effects) within 30 days of receiving that notice

9.3               Post-Termination Obligations

If, prior to the exercise of the Option by the Optionee, this Agreement is terminated for any reason, then:

(a)	the Optionee will have no interest in the Property and the Optionee will leave the Property free and clear of any Encumbrance resulting from the Operations conducted by it on the Property;

(b)	the Optionee will comply in all material respects with applicable laws and regulations regarding reclamation in relation to Operations conducted by it on the Property; and

(c)	the Optionee will vacate the Property within a reasonable time after termination, but the Optionee will have a right of access to the Property for a period of one year thereafter for the sole purpose of performing the obligations contained in this Section 13.4, and shall have the right to access the Property to the extent necessary to discharge its obligations hereunder.

9.4               Consequences of Termination

Termination of this Agreement will not derogate from, affect or prejudice any rights or remedies of a Party whether arising under this Agreement or at law that have accrued prior to the date of, or arise as a consequence of, the termination.

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Article 10
DISPUTES

10.1           Governing Law

This Agreement is governed by and will be construed in accordance with the laws of the State of California and the federal laws of the United States applicable therein. The Parties agree that the courts of California will have sole jurisdiction to entertain any action or other legal proceeding based on any provision of this Agreement and the Parties agree to attorn to the exclusive jurisdiction of such courts.

10.2           Dispute Resolution

All disputes arising under or in connection with this Agreement which cannot be resolved by agreement between the Parties will be resolved in accordance with applicable laws. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or substantially prevailing Party will be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

Article 11
NOTICE

11.1           Notices

All notices, payments and other required communications to either Party will be in writing, and will be addressed as follows:

(a)	if to the Optionee:
312 E. Barioni Blvd. Imperial CA 92251 C/O James Hynes James@koremining.com (236) 668-4361

(b)	if to the Optionor:
2010A Harbison Dr., #312 Vacaville, CA 95687 C/O John Power johncaseypower@gmail.com

All notices will be given: (i) by personal delivery to the Party, (ii) by electronic communication capable of producing a printed transmission, (iii) by registered or certified mail, return receipt requested, or (iv) by overnight or other express courier service. All notices will be effective and will be deemed delivered: on the date of receipt at the principal address if received during normal business hours, and, if not delivered during normal business hours, on the next Business Day following delivery; if delivered by electronic communication, if sent prior to 4:00 p.m. (Pacific time) on a Business Day, on such Business Day, or, if not, on the next Business Day; and if delivered solely by mail on the next Business Day after actual receipt. Either Party may change its address by notice to the other Party in accordance with this Article 11.

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Article 12
Confidential information

12.1           Any information concerning the Optionor disclosed to the Optionee, or concerning the Property which has not been publicly disclosed, will be kept strictly confidential and will not be disclosed by the Optionee except as otherwise set forth in Schedule “E” to this Agreement.

12.2           Both the Optionor and the Optionee agree that it will not make any public disclosure of the existence of this Agreement or of any of its terms without first advising the other party and obtaining the written consent of such other party to the proposed disclosure, unless such disclosure is required by applicable law or regulation, in which event the party contemplating disclosure will inform the other party of and obtain its consent to the form and content of such disclosure, which consent will not be unreasonably withheld or delayed.

Article 13
GENERAL

13.1           Relationship of Parties

The Parties agree and declare that this Agreement is not, and will not be construed as constituting, an association, corporation, joint venture, partnership, mining partnership or any other kind of partnership and, except as expressly provided otherwise in this Agreement, nothing in this Agreement will be deemed to constitute a Party a partner, agent or legal representative of any other Party for any purpose whatsoever or create a fiduciary relationship between the Parties.

13.2           No Holding Out

No Party may, except as expressly permitted by this Agreement, directly or indirectly use or permit the use of the name of the other Party for any purpose related to the Property or this Agreement.

13.3           Recording of this Agreement

This Agreement, or a memorandum of this Agreement, will, upon the written request of a Party, be recorded in the office of any Governmental Authority identified in the written request of the requesting Party, in order to give notice to other Persons of that Party’s interests that arise under this Agreement. Each Party agrees with the requesting Party to execute those documents that may be necessary to perfect such recording.

13.4           Entire Agreement

This Agreement, including any schedules hereto, contains the entire understanding of the Parties, and supersedes all prior agreements and understandings between the Parties, with respect to the subject matter hereof.

13.5           Amendment and Variation

This Agreement may not be amended, modified, varied or supplemented except in writing signed by each of the Parties.

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13.6           Consents or Approvals

Except where expressly specified otherwise in this Agreement, if the doing of any act, matter or thing under this Agreement is dependent on the consent or approval of a Party, or is within the discretion of a Party, then the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld or delayed by the Party in its absolute discretion.

13.7           Waiver

The failure of either Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof will not constitute a waiver of any provision of this Agreement or limit such Party’s right thereafter to enforce any provision or exercise any right.

13.8           Costs and Outlays

Each Party will pay its own costs and expenses connected with the preparation, negotiation and execution of this Agreement, including all legal, accounting and brokers or finders fees and disbursements relating to this Agreement.

13.9           Manner of Payment

Any payment to be made to a Party may be made by electronic funds transfer to that Party’s bank as designated by that Party by notice from time to time. That bank will be deemed the agent of the designating Party for the purposes of receiving, collecting and receipting such payment.

13.10        Further Assurances

Each Party will promptly, at its own cost, do all things (including executing and, if necessary, delivering all documents) reasonably necessary or desirable to give full effect to this Agreement and the transactions contemplated by it.

13.11        Special Remedies

Each Party acknowledges and agrees that:

(a)	any breach by it of Article 7 (Assignment) or Article 12 (Confidential Information) would constitute an injury and cause damage to the other Party which is impossible to measure monetarily;

(b)	monetary damages alone would not be a sufficient remedy for a breach of Article 7 or Article 12;

(c)	in addition to any other remedy which may be available in law or equity, a Party is entitled to interim, interlocutory and permanent injunctions or any of them to prevent breach of Article 7 or Article 12 and to compel specific performance of either or both of such Articles; and

(d)	any Party intending to breach, or which breaches, Article 7 or Article 12 hereby waives any defence it may have at law, in equity or under statute to such injunctive or equitable relief.

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13.12        Survival

All limitations of liability and rights accrued prior to completion, termination or expiration of this Agreement, will not merge on completion, termination or expiration of this Agreement, but will continue in full force and effect after any termination or expiration of this Agreement, as will any other provision of this Agreement which expressly, or by implication from its nature, is intended to survive the termination or expiration of this Agreement.

13.13        Severability

If anything in this Agreement is unenforceable, illegal or void, then it is severed and the rest of this Agreement remains in full force and effect. Where a provision of this Agreement is prohibited or unenforceable, the Parties will negotiate in good faith to replace the invalid provision by a provision which is in accordance with applicable laws and which will be as close as possible to the Parties’ original intent, and appropriate consequential amendments (if any) will be made to this Agreement.

13.14        Successors and Assigns

This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

13.15        Counterparts and Electronic Delivery

This Agreement may be executed by the Parties in any number of counterparts, and it will not be necessary that the signatures of both Parties be contained on any one counterpart. Executed copies of this Agreement may be delivered by the Parties by email or other form of electronic transmission capable of producing a printed copy. Each counterpart so executed and delivered will be deemed to be an original, will constitute one and the same instrument, and, notwithstanding the date of execution, will be deemed to be executed as of the date first set forth above.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date set forth above.

STRONGHOLD SILVER USA CORP.

JAMES HYNES, AUTHORIZED SIGNATORY

ATHENA SILVER CORPORATION

Per:

JOHN POWER, AUTHORIZED SIGNATORY

ATHENA MINERALS INC.

Per:

JOHN POWER, AUTHORIZED SIGNATORY

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SCHEDULE “A”

PROPERTY

Serial Number	Claim Name	Claimant Name
CAMC289957	SILVERADO #30	ATHENA MINERALS INC
CAMC289958	SILVERADO #31	ATHENA MINERALS INC
CAMC289960	SILVERADO #33	ATHENA MINERALS INC
CAMC289962	SILVERADO #35	ATHENA MINERALS INC
CAMC289963	SILVERADO #36	ATHENA MINERALS INC
CAMC290264	LILLY #11	ATHENA MINERALS INC
CAMC290265	LILLY #12	ATHENA MINERALS INC
CAMC290266	LILLY #13	ATHENA MINERALS INC
CAMC290267	LILLY #14	ATHENA MINERALS INC
CAMC290268	LILLY #15	ATHENA MINERALS INC
CAMC290269	LILLY #16	ATHENA MINERALS INC
CAMC290270	LILLY #17	ATHENA MINERALS INC
CAMC290271	LILLY #18	ATHENA MINERALS INC
CAMC290272	LILLY #19	ATHENA MINERALS INC
CAMC296910	CLIPPER #1	ATHENA MINERALS INC
CAMC296911	CLIPPER #2	ATHENA MINERALS INC
CAMC296912	CLIPPER #3	ATHENA MINERALS INC
CAMC296913	CLIPPER #4	ATHENA MINERALS INC
CAMC296914	CLIPPER #5	ATHENA MINERALS INC
CAMC296915	HAWAII CLIPPER	ATHENA MINERALS INC
CAMC296916	CALIF CLIPPER #3	ATHENA MINERALS INC
CAMC296917	CALIF CLIPPER #2	ATHENA MINERALS INC
CAMC296918	CALIF CLIPPER #4	ATHENA MINERALS INC
CAMC300265	CLIPPER #12	ATHENA MINERALS INC
CAMC300266	CLIPPER #13	ATHENA MINERALS INC
CAMC300267	CLIPPER #14	ATHENA MINERALS INC
CAMC300268	CLIPPER #15	ATHENA MINERALS INC
CAMC300269	CLIPPER #16	ATHENA MINERALS INC
CAMC300270	CLIPPER #17	ATHENA MINERALS INC
CAMC300271	CLIPPER #18	ATHENA MINERALS INC
CAMC300272	CLIPPER #19	ATHENA MINERALS INC
CAMC300273	CLIPPER #20	ATHENA MINERALS INC
CAMC300274	CLIPPER #21	ATHENA MINERALS INC
CAMC300275	CLIPPER #22	ATHENA MINERALS INC
CAMC300276	CLIPPER #23	ATHENA MINERALS INC
CAMC300277	CLIPPER #24	ATHENA MINERALS INC

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SCHEDULE “B”

MINERAL ROYALTY

Clarification of the Royalty payable to the Optionor on income derived from the Property, as described in further detail in Schedule “D” to this Agreement:

(i)	1% of all proceeds received from the sale of concentrates, precipitates or metals produced from ores mined, extracted or taken from the Claims set forth on Schedule A, only on such claims that do not currently have existing royalties above 1% to a maximum of 1% on such claims. The payment to be made to the Optionor shall be based on 1% of the actual amount received by Optionee from a smelter or other buyer. No deductions of any kind shall be allowed.

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SCHEDULE “C”

PERMITTED ENCUMBRANCES

John D. Gibbs has a security interest in 100% of the common stock of Athena Minerals Inc.

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SCHEDULE “D”

MINERAL ROYALTY

1.	Royalties

For the purposes of this Schedule “D”, the Optionor who becomes entitled to a Royalty pursuant to Article 3 of the Agreement shall be the “Payee,” and the holder of the Property who will pay the Royalty to the Payee shall be the "Payor." Payor and Payee shall jointly be referred to as “Participants”.

The Participants agree on the following Royalty for "Mineral Products," which as used herein means all ores, solutions and concentrates, and any metals or products derived therefrom, including doré, containing precious, base or industrial minerals (including gems and uranium), produced from the Property, and as further described in Schedule "B" to the Agreement.

(a)	A 1% net smelter return royalty on all proceeds received from the sale of concentrates, precipitates or metals produced from ores mined, extracted or taken from the Claims set forth on Schedule A ("NSR Royalty") payable to Payee by Payor in accordance with the terms of this Schedule “D” on the unpatented claims set out in Schedule “A”, only on such claims that do not currently have existing royalties above 1%, to a maximum of 1% on such claims. The foregoing payment to be made to Payee shall be based on 1% of the actual amount received from a smelter or other buyer. No deductions of any kind shall be allowed.

2.	Calculation of NSR Royalty

The NSR Royalty will be calculated and paid on a calendar quarterly basis and will be equal to Gross Revenue (as hereinafter defined) for such calendar quarter.

3.	Interpretation

In addition to the defined terms set out in the Agreement, the following terms will have the following meanings in this Schedule “D”:

(a)	“Gross Revenue” means the aggregate of the following amounts (without duplication) accruing in each calendar quarterly period following commencement of Commercial Production:

(i)	the gross revenue received by the Payor from arm’s length purchasers of all Mineral Products;

(ii)	the fair market value of all Mineral Products sold by the Payor in such period to persons not dealing at arm’s length with the Payor;

(iii)	any proceeds of insurance received by the Payor on Mineral Products; and

(iv)	does not include any sales taxes that may be applicable to the sale of Mineral Products with respect to the gross revenue received by the Payor.

4.	Payment

The NSR Royalty will be paid within 60 days after the end of each calendar quarter. Smelter settlement sheets for the NSR Royalty, if any, and a statement setting forth calculations in sufficient detail to show the payment’s derivation (the “Statement”), must be submitted with the payment.

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5.	Provisional Payments

In the event that final amounts required for the calculation of the NSR Royalty are not available within the time period referred to in Section 4 of this Schedule “D”, then provisional amounts will be estimated and the NSR Royalty paid on the basis of this provisional calculation. Positive or negative adjustments will be made to the NSR Royalty payments of the succeeding calendar quarter.

6.	Segregation of Project Area

The determination of the NSR Royalty is based on the premise that Commercial Production will occur solely on the Property. If other properties are incorporated into a single mining project and Mineral Products pertaining to each are not readily segregated on a practical or equitable basis, the allocation of actual proceeds received and deductions therefrom will be negotiated by the Payor with reference to generally accepted mining, metallurgical and engineering practices used in mining operations that are of a similar nature. The Payor will be entitled to retain independent mining consultants, as it considers necessary. The Payor will advise the Payee of any and all proposals in this matter at as early a stage as possible so the Payee may consider same and provide comments and suggestions thereon.

7.	Commingling

Before Mineral Products from the Property are commingled with minerals from other properties:

(a)	the Mineral Products from the Property shall be measured and sampled in accordance with sound weighing, sampling, assaying, mining and metallurgical practices for moisture, metal, and other appropriate content;

(b)	representative samples of the Mineral Products shall be taken and retained by the Payor together with the results of assays (including penalty substances) and other appropriate analyses of the samples to determine metal and other relevant content of the penalty substances in the Mineral Products, which samples and results will be produced at the request of the Payee; and

(c)	the amount of NSR Royalty due and payable to the Payee from Mineral Products from the Property commingled with minerals from other properties shall be determined.

8.	Conduct of Operations

All decisions concerning methods, the extent, times, procedures and techniques of any exploration, development, mining, leaching, milling, processing, extraction treatment, if any, and the materials to be introduced into the Property or produced therefrom, and except as otherwise provided in this Agreement all decisions concerning the sale or other disposition of Mineral Products (including, without limitation, decisions as to buyers, times of sale, whether to store or stockpile Mineral Products for a reasonable length of time without selling the same) shall be made by the Payor, acting reasonably and in accordance with good mining and engineering practice in the circumstances.

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9.	Maintenance of Property

9.1       Subject to the Permitted Encumbrances set forth in Schedule “C” to the Agreement, the Payor shall do all things and make all payments necessary or appropriate to maintain the right, title and interest of the Payor and Payee in the Property and the Mineral Products and to maintain the Property in good standing. The Payor shall be entitled, from time to time, to abandon or surrender or allow to lapse or expire any part or parts of any mineral claims or mining leases relating to or comprising the Property if the Payor determines, acting reasonably, that such part or parts are not economically viable or otherwise have insufficient value to warrant continued maintenance provided that the Payor first offers the right to the Payee to have such surrendered interests transferred to the Payee without charge and in good standing for not less than 6 months after transfer.

9.2       Notwithstanding section 7(a), the Payor shall not abandon or surrender, or allow to lapse or expire, any mining claims or leases relating to or comprising the Property for the purpose of permitting any third party to restake such claim and avoid the NSR Royalty; and if the Payor, or any person with which the Payor does not deal at arm’s length or joint venturer, restakes any expired claims or leases relating to or comprising the Property, this Agreement shall include any such new claims.

9.3       Payor will not sell, assign or transfer the Property or any right, title or interest that it now has or may hereafter have therein, in whole or in part, to any person, firm or corporation, or agree to do so or grant any person, firm or corporation an option or right to acquire the Property or any right, title or interest that it now has or may hereafter have therein, in whole or in part, unless the intended transferee first provides an acknowledgement in writing to the Payee, in form and content to the reasonable satisfaction of the Payee, that it assumes this Agreement and the obligations of the Payor hereunder as if a named party in the first instance.

10.	Audit

The Payee may request an audit of the sales and related financial records maintained by the Payor be conducted to verify the calculation of the NSR Royalty for a particular calendar quarter. The audit will be conducted by an independent auditor acceptable to the Payor and Payee. The Payee requesting such audit will bear the full cost and expense of the audit unless it is determined that the NSR Products Royalty calculated by the Payor understated the actual amount due by more than 3%, in which case the Payor will pay all costs and expenses of the audit. The Payor will forthwith pay any deficiency to the Payee and the Payee will forthwith repay any overpayment to the Payor.

11.	Arbitration

Any dispute arising out of or related to any report, payment, calculation or audit in respect of the NSR Royalty, not resolved by the reasonable cooperation of the parties will be resolved solely by Arbitration. No error in accounting or in the interpretation of the Agreement will be the basis for a claim of breach of fiduciary duty, or the like, or give rise to a claim for exemplary or punitive damages or for termination or rescission of the Agreement. For the purposes hereof Arbitration shall be conducted as follows

(a)	Single Arbitrator

Any matter in dispute hereunder will be determined by a single arbitrator to be appointed by the Participants.

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(b)	Prior Notice

Any Participant may refer any such matter to arbitration by notice to the other Participant and, within 10 Business Days after receipt of such notice, the Participants will agree on the appointment of an arbitrator. No person will be appointed as an arbitrator hereunder unless such person agrees in writing to act.

(c)	No Agreement

If the Participants cannot agree on a single arbitrator as provided in section 11(a), or if the person appointed is unwilling or unable to act, either Party may submit the matter to arbitration before a single arbitrator in accordance with the Commercial Arbitration Act, of British Columbia, as amended from time to time (in this article, the “Rules”).

(d)	Conduct of Arbitration

Except as otherwise specifically provided in this section, an arbitration hereunder will be conducted in English in accordance with the Rules. The arbitrator will fix a time and place in St. John’s for the purpose of hearing the evidence and representations of the Participants and he or she will preside over the arbitration and determine all questions of procedure not provided for under the Rules or this Article 11. After hearing any evidence and representations that the Participants may submit, the arbitrator will make an award and reduce the same to writing and deliver one copy thereof to each of the Participants. The decision of the arbitrator will be made within 45 days after his or her appointment, subject to any reasonable delay due to unforeseen circumstances. The expense of the arbitration will be paid as specified in the award. The arbitrator’s award will be final and binding upon each of the Participants.

12.	Survival on Transfer

The Payee may assign the NSR Royalty. The NSR Royalty creates a direct real property interest in the Mineral Products and the Property in favour of the Payee and is not merely contractual in nature, provided such interest shall be satisfied from time to time in respect of any particular Mineral Products by the payment to Payee of the Royalty in respect thereof. This Agreement shall continue in perpetuity, it being the intent of the parties hereto that the NSR Royalty shall constitute a covenant running with the Property and all successions thereof, whether created privately or through governmental action, and including, without limitation, any leasehold interest.

13.	Registration of Interest

The Payee shall have the right from time to time to register or record notice of this Agreement and the NSR Royalty, any other documents relating to or contemplated by the foregoing and any caution or other title document, against title to the Property or elsewhere, and Payor shall cooperate with all such registrations and recordings and provide its written consent or signature to any documents and do such other things from time to time as are necessary or desirable to effect all such registrations or recordings or otherwise to protect the interests of Payee.

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SCHEDULE “E”

CONFIDENTIALITY EXCEPTIONS

Notwithstanding any statement contained in the Agreement or previous agreements between the parties, the Optionor shall have the right to disclose the contents of the Agreement or previous agreements between the parties, and any amendments thereto, to the following persons:

1)	Bruce D. Strachan and Elizabeth K. Strachan as trustees of the Bruce and Elizabeth Strachan Revocable Living Trust dated 7-25-2007.

2)	David K. Strachan, son of the Bruce D. Strachan and Elizabeth K. Strachan and successor trustee to the Strachan Trust

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